Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G to which this Agreement is annexed as Exhibit A, and any amendments thereto, is and will be filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 11, 2022

By:	/s/ Jianfeng Liu
Name:	Jianfeng Liu

China Young Group Limited

By:	/s/ Jianfeng Liu
Name:	Jianfeng Liu
Title:	Director